AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          SNYDER COMMUNICATIONS, INC.,

                          SNYDER CC ACQUISITION, INC.,

                                       AND

                       CLINICAL COMMUNICATIONS GROUP INC.






                           DATED AS OF AUGUST 26, 1998















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                                TABLE OF CONTENTS


                                                                   PAGE NUMBER

ARTICLE 1
                                  DEFINITIONS..............................  1
      1.1    Definitions...................................................  1
      1.2    Terms Defined Elsewhere in the Agreement......................  6

ARTICLE 2
                        MERGER; EFFECTIVE TIME; CLOSING....................  7
      2.1    Merger........................................................  7
      2.2    Effective Time................................................  8
      2.3    The Closing...................................................  8

ARTICLE 3
                    CERTIFICATE OF INCORPORATION; BY-LAWS;
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION............  8
      3.1    Certificate of Incorporation..................................  8
      3.2    By-Laws.......................................................  8
      3.3    Directors and Officers........................................  8

ARTICLE 4
              SHARE CONSIDERATION; PAYMENT OF SHARE CONSIDERATION..........  9
      4.1    Share Consideration; Conversion or Cancellation of CCG Shares.  9
      4.2    Payment of Share Consideration................................ 10
      4.3    Fractional Snyder Common Shares............................... 10
      4.4    Transfer of CCG Shares........................................ 11
      4.5    Restricted Shares............................................. 11
      4.6    Escrow........................................................ 11

ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES
                           OF ACQUISITION AND SNYDER....................... 11
      5.1    Organization of Acquisition and Snyder........................ 11
      5.2    Capital Stock................................................. 11
      5.3    Authorization for Common Stock................................ 12
      5.4    Authorization of Transaction.................................. 12
      5.5    Noncontravention.............................................. 12
      5.6    Brokers' Fees................................................. 12



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                                                                  PAGE  NUMBER

      5.7    Snyder SEC Reports............................................ 13
      5.8    Pooling of Interests.......................................... 13

ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES CONCERNING CCG............. 13
      6.1    Organization, Qualification, and Corporate Power.............. 13
      6.2    Capitalization................................................ 14
      6.3    Authorization of Transaction.................................. 14
      6.4    Noncontravention.............................................. 14
      6.5    Title to Assets............................................... 15
      6.6    Subsidiaries.................................................. 15
      6.7    Financial Statements.......................................... 15
      6.8    Events Subsequent to Most Recent Fiscal Year End.............. 16
      6.9    Undisclosed Liabilities....................................... 18
      6.10   Legal Compliance.............................................. 18
      6.11   Taxes......................................................... 18
      6.12   Real Property................................................. 22
      6.13   Intellectual Property......................................... 23
      6.14   Tangible Assets............................................... 23
      6.15   Contracts..................................................... 24
      6.16   Notes and Accounts Receivable................................. 25
      6.17   Powers of Attorney............................................ 25
      6.18   Insurance..................................................... 25
      6.19   Litigation.................................................... 25
      6.20   Employees..................................................... 26
      6.21   Employee Benefits............................................. 26
      6.22   Guaranties.................................................... 28
      6.23   Environment, Health, and Safety............................... 28
      6.24   Customers..................................................... 28
      6.25   Relationships with Customers and Suppliers.................... 29
      6.26   Employee and Stockholder Indebtedness......................... 29
      6.27   Product Liability............................................. 29
      6.28   Bank Accounts................................................. 29
      6.29   Related Party Agreements...................................... 29
      6.30   Change in Control............................................. 29
      6.31   Board Recommendation.......................................... 30
      6.32   Brokers Fees.................................................. 30
      6.33   Accreditation................................................. 30
      6.34   CCG Affiliates................................................ 30



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                                                                  PAGE  NUMBER

      6.35   Licenses and Permits.......................................... 30
      6.36   Consents...................................................... 31
      6.37   JHB Enterprises............................................... 31
      6.38   Disclosure.................................................... 31

ARTICLE 7
                             PRE-CLOSING COVENANTS......................... 32
      7.1    General....................................................... 32
      7.2    Notices and Consents.......................................... 32
      7.3    Maintenance of Business; Prohibited Acts...................... 32
      7.4    Access........................................................ 34
      7.5    Notice of Developments........................................ 34
      7.6    Reorganization................................................ 34
      7.7    Exclusivity................................................... 34
      7.8    Investment Representation Letter.............................. 35
      7.9    Antitrust Matters............................................. 35

ARTICLE 8
                       CONDITIONS TO OBLIGATION TO CLOSE................... 35
      8.1    Conditions to Each Party's Obligation......................... 35
      8.2    Conditions to Obligations of Acquisition and Snyder........... 36
      8.3    Conditions to Obligations of CCG.............................. 38
      8.4    Frustration of the Closing Conditions.  ...................... 39

ARTICLE 9
                                  TERMINATION.............................. 39
      9.1    Termination by Mutual Consent................................. 39
      9.2    Termination by Either Snyder or CCG........................... 39
      9.3    Effect of Termination and Abandonment......................... 40

ARTICLE 10
                                  TAX MATTERS.............................. 40
      10.1   Tax Periods Ending on or Before the Closing Date.............. 40
      10.2   Straddle Periods.............................................. 41
      10.3   Cooperation on Tax Matters.................................... 41
      10.4   Reorganization................................................ 41




                                       iii

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                                                                  PAGE  NUMBER

ARTICLE 11
                                INDEMNIFICATION............................ 42
      11.1   Indemnification of Snyder..................................... 42
      11.2   Indemnity Obligations of Snyder............................... 42
      11.3   Notification of Claims........................................ 43
      11.4   Survival...................................................... 44
      11.5   Limitations................................................... 45
      11.6   Escrow........................................................ 45
      11.7   Snyder Payment of CCG Indemnity Claims........................ 46

ARTICLE 12
STOCKHOLDER REPRESENTATIVES................................................ 46
      12.1   Authorization of Stockholder Representatives.................. 46

ARTICLE 13
                                 MISCELLANEOUS............................. 50
      13.1   Press Releases and Public Announcements....................... 50
      13.2   No Third Party Beneficiaries.................................. 50
      13.3   Entire Agreement.............................................. 50
      13.4   Succession and Assignment..................................... 50
      13.5   Counterparts.................................................. 50
      13.6   Headings...................................................... 50
      13.7   Notices....................................................... 51
      13.8   GOVERNING LAW................................................. 52
      13.9   Amendments and Waivers........................................ 52
      13.10  Severability.................................................. 53
      13.11  Expenses...................................................... 53
      13.12  Construction.................................................. 53
      13.13  Incorporation  of Exhibits and Schedules...................... 53
      13.14  Specific Performance.......................................... 53
      13.15  Submission to Jurisdiction; Mediation......................... 54


SCHEDULES AND EXHIBITS:

Schedule A    --   List of Stockholders
Schedule B    --   List of Management Stockholders
Schedule C    --   Certificate of Incorporation of CCG
Exhibit  A    --   Agreement and Consent (Corey Kupersmith)



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
Exhibit B   --      Agreement and Consent (Accredited Investors)
Exhibit C   --      Escrow Agreement
Exhibit D   --      Investment Representation Letter
Exhibit E   --      Form of Registration Rights Agreement
Exhibit F   --      Form of Shelf Registration Rights Agreement
Exhibit G   --      Form of Winthrop, Stimson Putnam & Roberts Opinion
Exhibit H   --      Form of Weil, Gotshal & Manges Opinion
Disclosure
 Schedule   --      Exceptions to Representations and Warranties of CCG

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of August 26, 1998, by and among Snyder Communications Inc., a Delaware corporation ("Snyder"), Snyder CC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Snyder ("Acquisition"), and Clinical Communications Group Inc., a Delaware corporation ("CCG"). Snyder, Acquisition and CCG are referred to collectively herein as the "Parties" and each individually as a "Party."

                                   RECITALS:

      WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby Acquisition will be merged with and into CCG and CCG will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "Delaware GCL");

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which the issued and outstanding CCG Shares shall be converted into the right to receive Snyder Common Shares; and

      WHEREAS, concurrently with the execution hereof and as a condition to Snyder's and Acquisition's willingness to enter into this Agreement, Corey A. Kupersmith and the Trust (as hereinafter defined) are entering into an Agreement and Consent, a copy of which is attached hereto as Exhibit A (the "Agreement and Consent (Corey Kupersmith)"), and certain of the Stockholders (as hereinafter defined) (including CCG Affiliates (as hereinafter defined)) are entering into an Agreement and Consent, a copy of which is attached hereto as Exhibit B (the "Agreement and Consent (Accredited Investors)").

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Acquisition" has the meaning set forth in the preamble hereto.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code, or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

      "Agreement" has the meaning set forth in the preamble hereto.

      "Agreement and Consent" means any of the Agreement and Consent (Corey Kupersmith) or the Agreement and Consent (Accredited Investors).

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

      "CCG" has the meaning set forth in the preamble hereto.

      "CCG Common Stock" means the common stock, par value $0.01 per share, of CCG.

      "CCG Preferred Stock" means the preferred stock, par value $0.01 per share, of CCG.

      "CCG Shares" means, collectively, the shares of CCG Common Stock and CCG Preferred Stock.

      "Claim" means a Snyder Indemnity Claim or a CCG Indemnity Claim, as the case may be.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of CCG, CCG's Subsidiaries or Snyder that is not already generally available to the public.

      "Delaware GCL" has the meaning set forth in the preamble hereto.

      "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article 6 below.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified



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
defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.
3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.
3(1).

      "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, in any case, as in effect as of the date hereof or the Closing Date, as applicable.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" shall mean Crestar Bank.

      "Escrow Agreement" shall mean the escrow agreement among Snyder, the Stockholder Representatives and the Escrow Agent in the form of Exhibit C hereto.

      "Extremely Hazardous Substance" has the meaning set forth in ss. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Fiduciary" has the meaning set forth in ERISA ss. 3(21).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Governmental Authority" means any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign.




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
      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" of CCG means matters actually known by any of Corey A. Kupersmith, Stephen O. Jaeger, Kenneth L. Kupersmith or Ward Swift, in each case, after due inquiry.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Management Stockholders" means those Persons listed on Schedule B hereto and any Affiliates thereof.

      "Material Adverse Effect" means, as to any Party, any effect, occurrence or change that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, or is reasonably likely to materially hinder or impair the consummation of the transactions contemplated hereby.

      "Merger" has the meaning set forth in the recitals hereto.

      "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).



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
      "Party" or "Parties" has the meaning set forth in the preamble hereto.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

      "Reportable Event" has the meaning set forth in ERISA ss. 4043.

      "Restricted Shares" means any unvested CCG Shares at the Effective Time subject to the Restricted Share Agreements.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Snyder" has the meaning set forth in the preamble hereto.

      "Stockholders"  means those Persons listed on Schedule A hereto.

      "Subsidiary" means any corporation or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other ownership interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or a individuals serving a similar function.

      "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other similar assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance,



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
stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in respect of the foregoing and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of any Tax as a result of being a member of any Affiliated Group, including any consolidated, combined, unitary or similar group.

      "Tax Return" means any return (including any consolidated, combined or unitary return in which CCG or a Subsidiary of CCG, as the case may be, is, or was, included or includable), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:


Term                                      Section
----                                      -------
Affiliate Obligations..................      6.26
Authorizations.........................      6.1
Average Closing Price..................      4.1
Base Price.............................      4.1
Certificate of Merger..................      2.2
Closing................................      2.3
Closing Date...........................      2.3
Common Exchange Ratio..................      4.1
CCG Indemnified Parties................     11.2
CCG Affiliates.........................      6.35
CCG Indemnity Claim ...................     11.2
CCG Common Snyder Common Shares........      4.1
CCG Preferred Snyder Common Shares.....      4.1
CCG Share Certificates.................      4.1
Deemed Escrow Value....................     11.6
DOJ....................................      7.9
Effective Time.........................      2.2
Escrow Deposit.........................     11.6
Escrow Shares..........................      4.6
Excess Transaction Expenses............     13.11
Exchange Agent.........................      4.2
Financial Statements ..................      6.7




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
Term                                      Section
----                                      -------
FTC....................................      7.9
Investment Representation Letter.......      7.8
Licenses and Permits...................      6.35
Losses.................................     11.1
Most Recent Fiscal Year End............      6.7
Percentage Interests...................     12.1
Preferred Exchange Ratio...............      4.1
Preferred Redemption Value.............      4.1
Registration Rights Agreement..........      8.1
Restricted Share Agreements............     10.1
Share Consideration....................      4.1
Shelf Registration Rights Agreement....      8.1
Snyder Common Shares...................      5.2
Snyder SEC Reports.....................      5.7
Snyder Indemnity Claim.................     11.1
Snyder Indemnified Parties.............     11.1
Stockholder Representatives............     12.1
Straddle Period........................     10.3
Surviving Corporation .................      2.1
Tax Returns............................      4.10
Third-Party Claim......................     11.3
Weighted Average Preferred Exchange Ratio    4.1



                                    ARTICLE 2
                         MERGER; EFFECTIVE TIME; CLOSING

      2.1 Merger. Subject to the terms and conditions of this Agreement and the Delaware GCL, at the Effective Time, Acquisition and CCG shall consummate the Merger in which (i) Acquisition shall be merged with and into CCG and the separate corporate existence of Acquisition shall thereupon cease, (ii) CCG shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of CCG with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Delaware GCL.




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
      2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, Acquisition and CCG shall (i) cause to be executed a Certificate of Merger in the form required by the Delaware GCL (the "Certificate of Merger"), and (ii) cause the Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware GCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or such other time as is agreed upon by the Stockholder Representatives and Snyder and specified in the Certificate of Merger.
Such time is hereinafter referred to as the "Effective Time."

      2.3 The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Winthrop, Stimson, Putnam & Roberts in Stamford, Connecticut, commencing at 11:00 a.m. local time on August 31, 1998 or such other place or time or on such other date as Snyder and the Stockholder Representatives may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 8 (the "Closing Date").


                                   ARTICLE 3
                    CERTIFICATE OF INCORPORATION; BY-LAWS;
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      3.1 Certificate of Incorporation. The certificate of incorporation of CCG, as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Schedule C, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the Delaware GCL.

      3.2 By-Laws. The by-laws of CCG, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

      3.3 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                    ARTICLE 4
               SHARE CONSIDERATION; PAYMENT OF SHARE CONSIDERATION

      4.1 Share Consideration; Conversion or Cancellation of CCG Shares. (a) At the Effective Time, by virtue of the Merger and without any action by the Parties or on the part of any holders of CCG Shares or the holder of any shares of capital stock of Acquisition, (A) each issued and outstanding share (other than any Restricted Shares subject to Section 4.5) of CCG Common Stock shall be converted into the right to receive the number of shares of Snyder Common Shares equal to the Common Exchange Ratio (the aggregate number of Snyder Common Shares to be received by the holders of CCG Common Stock (including any Snyder Common Shares issued pursuant to Section 4.5) being the "CCG Common Snyder Common Shares"), (B) each issued and outstanding share of CCG Preferred Stock shall be converted into the right to receive the number of shares of Snyder Common Shares equal to the applicable Preferred Exchange Ratio (the aggregate number of Snyder Common Shares to be received by the holders of CCG Preferred Stock being the "CCG Preferred Snyder Common Shares" and the aggregate number of CCG Common Snyder Common Shares and CCG Preferred Snyder Common Shares being the "Share Consideration"), (C) all of the outstanding CCG Shares shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of certificates representing such CCG Shares (the "CCG Share Certificates"), shall cease to have any rights with respect thereto, except the right to receive Snyder Common Shares therefor upon the surrender of such certificates in accordance with this Section 4.1 and Section 4.2 and cash in lieu of fractional Snyder Common Shares as set forth in Section 4.3, and (D) each outstanding share of common stock, $.01 par value, of Acquisition shall be converted into one share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

      (b) The "Common Exchange Ratio" shall, subject to adjustment as provided below, equal the quotient (rounded to five decimal places) of (a) (x) the sum of
(i) 2,100,000, (ii) 31,948.575 multiplied by the Common Exchange Ratio and (iii) 133,954.8 multiplied by the Preferred Exchange Ratio (based on an assumed Preferred Redemption Value equal to $100) less (y) the number of CCG Preferred Snyder Common Shares, divided by (b) 143,199.9; provided, however, that if the average of the closing prices per share of Snyder Common Shares as reported on the New York Stock Exchange, Inc. Composite Tape during the three consecutive trading days ending on (and including) the trading day immediately prior to the Closing Date (the "Average Closing Price") is less than $43.20 (the "Base Price"), subject to Section 9.2, the Common Exchange Ratio shall be deemed to equal (x) the Common Exchange Ratio (computed as described above without giving effect to this proviso at an assumed Average Closing Price equal to the Base Price) multiplied by (y) (a) the Base Price divided by (b) the Average Closing Price.




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
      (c) The "Preferred Exchange Ratio" with respect to any CCG Preferred Stock shall equal the quotient (rounded to five decimal places) of (a) the applicable Preferred Redemption Value divided by (b) the Average Closing Price, and the "Weighted Average Preferred Exchange Ratio" shall be equal to the quotient (rounded to five decimal places) of (a) 104.585 divided by (b) the Average Closing Price. The "Preferred Redemption Value" shall be equal to $100 per CCG Preferred Share plus accrued and unpaid dividends through the Closing Date. For greater certainty, the conversion of each share of CCG Preferred Stock at the Effective Time shall be based upon the respective Preferred Redemption Value of such share of CCG Preferred Stock and the Preferred Exchange Ratio calculated based on such Preferred Redemption Value.

      4.2 Payment of Share Consideration. (a) Prior to the Closing, the Parties will prepare a schedule setting forth the number of Snyder Common Shares to be issued to each holder of CCG Shares in connection with the Merger. At the Closing, Snyder shall give irrevocable instructions to American Stock Transfer and Trust Company (the "Exchange Agent"), subject to surrender to Snyder of CCG Share Certificates for cancellation, to issue a certificate representing that number of whole Snyder Common Shares represented by such CCG Share Certificate determined pursuant to 4.1 and, if applicable, a check representing the cash consideration to which such holder may be entitled pursuant to Section 4.3 on account of a fractional share of Snyder Common Shares. Until surrendered as contemplated by this Section 4.2, each CCG Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Snyder Common Shares and cash in lieu of any fractional Snyder Common Shares as contemplated by this Article 4. Upon surrender to Snyder of CCG Share Certificates by holders of CCG Shares for cancellation, together with any other required documents, each such holder shall receive the Snyder Common Shares issuable in the Merger, less the Snyder Common Shares to be placed in escrow as provided in Sections 4.6 and 11.7.

            (b) All Snyder Common Shares issued upon the surrender for exchange of CCG Shares in accordance with the terms hereof (including any cash paid pursuant to Section 4.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such CCG Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of CCG Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, CCG Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 4.

      4.3 Fractional Snyder Common Shares. No certificates representing fractional Snyder Common Shares shall be issued upon surrender of any CCG Share Certificates. In lieu of any fractional Snyder Common Shares, there shall be paid to the holder of CCG Shares who otherwise would be entitled to receive a fractional Snyder Common Share an amount of cash (without interest) determined by multiplying such fraction by the Merger Share Price.

      4.4 Transfer of CCG Shares. Except with Snyder's prior written consent, no transfers of CCG Shares shall be made on the share transfer books of CCG after the date of this Agreement.

      4.5 Restricted Shares. In settlement and satisfaction in full of the rights of holders of Restricted Shares under the Stock Purchase, Vesting and Repurchase Agreements and Stock Purchase Agreements identified in Section 4.5 to the Disclosure Schedule (the "Restricted Share Agreements"), Snyder shall, immediately prior to the Effective Time, exchange each Restricted Share for the number of shares of Snyder Common Shares equal to the Common Exchange Ratio provided that the Common Exchange Ratio with respect to any Restricted Shares shall be deemed to equal the Common Exchange Ratio for CCG Common Stock as computed pursuant to Section 4.1 multiplied by the appropriate discount as set forth on Section 4.5 of the Disclosure Schedule.

      4.6 Escrow. As of the Effective Time, Snyder shall deposit (or cause to be deposited) with the Escrow Agent, certificates representing five percent (5%) of the Share Consideration issuable to the Management Stockholders pursuant to Sections 4.1 and 4.5 (the "Escrow Shares"), which Escrow Shares shall be held by the Escrow Agent and disbursed solely in accordance with the terms of the Escrow Agreement.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                            OF ACQUISITION AND SNYDER

    Acquisition and Snyder jointly and severally represent and warrant to CCG that the statements contained in this Article 5 are correct and complete as of the date hereof.

      5.1 Organization of Acquisition and Snyder. Each of Acquisition and Snyder is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      5.2 Capital Stock. The authorized capital stock of Snyder consists of 120,000,000 shares of common stock, $.001 par value (the "Snyder Common Shares"), of which 62,209,677 shares are outstanding as of August 25, 1998, and 5,000,000 shares of preferred stock, of which no shares are outstanding as of the date hereof. Since August __, 1998, as of the date hereof, Snyder has not issued any additional shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase Snyder Common Shares. All outstanding Snyder Common Shares are, and all Snyder Common Shares issuable under stock option plans of Snyder will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

      5.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Snyder will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will, subject to the accuracy of the Stockholders' representations contained in the applicable Agreement and Consent or Investment Representation Letter, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

      5.4 Authorization of Transaction. Each of Acquisition and Snyder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Snyder and Acquisition. This Agreement constitutes the valid and legally binding obligation of each of Acquisition and Snyder, enforceable in accordance with its terms and conditions except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Neither Acquisition nor Snyder need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Certificate of Merger with the Delaware Secretary of State.

      5.5 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Acquisition or Snyder is subject or any provision of its certificate of incorporation or by-laws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Acquisition or Snyder is a party or by which it is bound or to which any of its assets is subject.

      5.6 Brokers' Fees. Neither Acquisition nor Snyder has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      5.7 Snyder SEC Reports. The Snyder SEC Reports did not contain when filed any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements and information therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in any of (i) Snyder's Annual Reports on Form 10-K (the "10-Ks"); (ii) Snyder's Quarterly Reports on Form 10-Q (the "10-Qs"); (iii) Snyder's Current Reports on Form 8-K (the "8-Ks"); (iv) Snyder's annual reports to stockholders (the "Annual Reports" and together with the 10-Ks, 10-Qs and the 8-Ks, in each case as filed with the SEC since September 24, 1996, the "Snyder SEC Reports"); and (v) all other publicly available documents of Snyder filed by Snyder with the SEC pursuant to the provisions of federal securities laws, there has not been a Material Adverse Effect with respect to Snyder.

      5.8 Pooling of Interests. Snyder intends to account for the Merger as a pooling of interests.


                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES CONCERNING CCG

      CCG represents and warrants to Acquisition and Snyder that the statements contained in this Article 6 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by CCG to Acquisition and Snyder on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 6.

      6.1 Organization, Qualification, and Corporate Power. Each of CCG and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of CCG and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect with respect to CCG, and each such jurisdiction is listed in Section 6.1(a) of the Disclosure Schedule. Each of CCG and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations (collectively, the "Authorizations") necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such Authorizations with respect to which the failure of CCG to have such Authorizations would not have a Material Adverse Effect with respect to CCG.
Section 6.1(b) of the Disclosure Schedule lists the directors and officers of CCG and each of its Subsidiaries. CCG has delivered to Snyder correct and complete copies of the certificate of incorporation and by-laws of CCG and each of its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of CCG in the forms in which they have been provided to Snyder are correct and complete. Neither CCG nor any of its Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws.

      6.2 Capitalization. As of the date hereof, the entire authorized capital stock of CCG consists of (i) 150,000 shares of CCG Common Stock, of which 109,827 are issued and outstanding and (ii) 750,000 shares of CCG Preferred Stock, of which 483,980 shares are designated "Series A Preferred Stock" and 339,163.29 shares of Series A Preferred Stock are issued and outstanding. All of the issued CCG Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and all of the issued and outstanding CCG Shares are held of record by the Stockholders as set forth in Section 6.2 of the Disclosure Schedule. Except as set forth in Section 6.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CCG to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights created by CCG or as to which CCG is a party. To the Knowledge of CCG, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of CCG Shares.

      6.3 Authorization of Transaction. CCG has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CCG. This Agreement constitutes the valid and legally binding obligation of CCG, enforceable in accordance with its terms and conditions except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. CCG is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Certificate of Merger with the Delaware Secretary of State.

      6.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate (a) any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government or Governmental Authority to which CCG or any of its Subsidiaries is subject or
(b) any provision of the certificate of incorporation or by-laws of CCG or any of its Subsidiaries or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CCG or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in the case of clauses (i)(a) and (ii), for such violations, breaches, defaults or acceleration rights that would not have a Material Adverse Effect with respect to CCG.

      6.5 Title to Assets. Each of CCG and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it or shown on the balance sheet for the Most Recent Fiscal Year End or acquired after the date thereof, and except as set forth in Section 6.5 to the Disclosure Schedule, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of such balance sheet.

      6.6 Subsidiaries. (a) Section 6.6 of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of CCG's Subsidiaries, including the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other ownership interest owned by CCG or another Subsidiary of CCG or by any other Person.

      (b) All of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned beneficially and of record by CCG free and clear of all Encumbrances. CCG will not at the Closing, directly or indirectly, own any capital stock of or other equity interests in any corporation, partnership or other Person other than the Subsidiaries listed in Section 6.6 of the Disclosure Schedule, and neither CCG nor any of its Subsidiaries is a member of or participant in a partnership, joint venture or similar Person.

      6.7 Financial Statements. CCG has delivered (collectively, the "Financial Statements") to Snyder (i) its unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1996, and (ii) its unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject in the case of the unaudited consolidated statements to normal recurring year-end adjustments), present fairly the consolidated financial condition of CCG and its Subsidiaries as of such dates and the consolidated results of operations of CCG and its Subsidiaries for such periods, and are consistent in all material respects with the books and records of CCG and its Subsidiaries (which books and records are correct and complete in all material respects).

      6.8 Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 6.8 of the Disclosure Schedule, since the Most Recent Fiscal Year End, CCG has conducted its business in the Ordinary Course of Business and there has not occurred a Material Adverse Effect as to CCG or any of its Subsidiaries. Without limiting the generality of the foregoing, since that date:

      (a) Neither CCG nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

      (b) Neither CCG nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $150,000 or outside the Ordinary Course of Business;

      (c) no party (including CCG or any of its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which CCG or any of its Subsidiaries is a party or by which it is bound, other than in the Ordinary Course of Business;

      (d) Neither CCG nor any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

      (e) Neither CCG nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

      (f) Neither CCG nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

      (g) Neither CCG nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

      (h) Neither CCG nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

      (i) Neither CCG nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

      (j) Neither CCG nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

      (k) There has been no change made or authorized in the certificate of incorporation or by-laws of CCG of any of its Subsidiaries;

      (l) Neither CCG nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

      (m) Neither CCG nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

      (n) Neither CCG nor any of its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property in excess of $25,000;

      (o) Neither CCG nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

      (p) Neither CCG nor any of its Subsidiaries has entered into any employment contract pursuant to which the base compensation exceeds $100,000 or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

      (q) Neither CCG nor any of its Subsidiaries has granted any increase in the compensation of any of its directors, officers, or employees;

      (r) Neither CCG nor any of its Subsidiaries has adopted or terminated or in any material respect amended or modified any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

      (s) Neither CCG nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

      (t) Neither CCG nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

      (u) Neither CCG nor any of its Subsidiaries has made any material change in the Tax or accounting principles, methods, practices or procedures followed by CCG in connection with the business of CCG; and

      (v) Neither CCG nor any of its Subsidiaries is under any legal obligation, whether written or oral, to do any of the foregoing.

      6.9 Undisclosed Liabilities. Neither CCG nor any of its Subsidiaries has any Liability that would be required to be reflected or reserved against in a consolidated balance sheet of CCG prepared in accordance with GAAP (applied in a manner consistent with the manner CCG management applied such principles in preparing the Financial Statements), except for (i) Liabilities set forth in the balance sheet included in the Financial Statements (including any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (iii) any Liability specifically identified in the Disclosure Schedule or in this Agreement, and
(iv) any Liability of CCG incurred specifically in connection with the transactions contemplated by this Agreement.

      6.10 Legal Compliance. Each of CCG and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except for such non-compliance as would not have a Material Adverse Effect with respect to CCG.

      6.11  Taxes.

      (a) Except as set forth in Section 6.11(a) of the Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by, or on behalf of, CCG and each of its Subsidiaries have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete; (ii) all Taxes due and payable in respect of such Tax Returns (whether or not shown on such returns) have been fully and timely paid or are adequately provided for in the Financial Statements; and (iii) all Taxes not yet due and payable for all periods covered by the Financial Statements have been adequately provided for in such statements.

      (b) Except as set forth in Section 6.11(b) of the Disclosure Schedule, Clinical Communications, Inc. and Greenwich Press, Inc. each made valid elections as of August 1, 1991, and January 1, 1994, respectively to be treated as an "S" corporation within the meaning of Section 1361 of the Code and any analogous state and local law requirements for federal state and local purposes. Such election was in full force and effect for all taxable periods ending on or prior to July 31, 1997.

      (c) Each of CCG and its Subsidiaries has duly and timely withheld and paid over to the appropriate taxing authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

      (d) Section 6.11(d) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed by, or on behalf of, CCG and each of its Subsidiaries for the prior six completed fiscal years and for the period from January 1, 1998 through July 31, 1998, indicates those Tax Returns that have been audited and the results of such audits, and indicates those Tax Returns that currently are the subject of audit (including any jurisdictions for which only a written notice of audit has been received) or as to which there are other pending administrative or court proceedings with respect to any Taxes for which such company may be liable, including any known criminal proceedings. CCG has made available to Acquisition and Snyder complete copies of all Tax Returns of CCG and each of its Subsidiaries for Taxes measured on or by income or gross receipts, examination reports, and statements of deficiencies assessed against or agreed to by CCG or any of its Subsidiaries. All positions taken on such U.S. federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code have been disclosed in such Tax Returns in accordance with Section 6662. All material elections in effect as of the date hereof with respect to Taxes affecting CCG or any of its Subsidiaries (other than the "S" election and the termination of such election) are set forth in Section 6.11(d) of the Disclosure Schedule.

      (e) Except as set forth in Section 6.11(e) of the Disclosure Schedule, (i) CCG has not received notice (written or oral) of any assessment or intent to make any assessment by any Governmental Authority regarding Taxes for any period for which Tax Returns have been filed; (ii) there are no pending requests for rulings from any Governmental Authority with respect to Taxes of CCG or any of its Subsidiaries; (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where CCG or any of its Subsidiaries does not file Tax Returns that CCG or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction; (iv) there is no dispute or claim concerning any Tax Liability of CCG or any of its Subsidiaries claimed or raised by any Governmental Authority during any presently pending audit or proceeding; and (v) no waiver or extension of any statute of limitations has been given or requested with respect to CCG or any of its Subsidiaries in connection with any Tax Returns of CCG or any of its Subsidiaries.

      (f) There are no Security Interests on any of the assets of CCG or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

      (g) Except as set forth in Section 6.11(g) of the Disclosure Schedule, neither CCG nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes, and there are no powers of attorney currently in force with respect to any matter related to Taxes of CCG or any of its Subsidiaries.

      (h) CCG and each of its Subsidiaries are members of an Affiliated Group for federal income tax purposes and have in effect a valid election to file consolidated federal income tax returns, commencing with the taxable period beginning August 1, 1997 and ended December 31, 1997. Except as set forth in
Section 6.11(h) of the Disclosure Schedule, (i) neither CCG nor any of its Subsidiaries has been a member of any Affiliated Group other than that of which CCG is currently the common parent, and (ii) neither CCG nor any of its Subsidiaries has any liability under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law) for the Taxes of any Person other than any Tax Liability of a Person who is currently a member of the Affiliated Group of which CCG is currently the common parent.

      (i) Except as set forth in Section 6.11(i) of the Disclosure Schedule, the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      (j) Neither CCG nor any of its Subsidiaries has, or has ever had, a permanent establishment (within the meaning of any applicable tax treaty) in any foreign country or has engaged in a trade or business in any foreign country.

      (k) No portion of the cost of any of the assets of CCG or any of its Subsidiaries was financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code.

      (l) Except as set forth in Section 6.11(l) of the Disclosure Schedule, neither CCG nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

      (m) Neither CCG nor any of its Subsidiaries is currently or has been within the last 5 years a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

      (n) Except as set forth in Section 6.11(n) of the Disclosure Schedule, neither CCG nor any of its Subsidiaries nor any other Person on behalf of CCG or any of its Subsidiaries: (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CCG or any of its Subsidiaries; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes with any Governmental Authority; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by CCG or any of its Subsidiaries. The IRS has not proposed any such adjustment or change in accounting method, and neither CCG nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of CCG or any of its Subsidiaries.

      (o) Except as set forth in Section 6.11(o) of the Disclosure Schedule, none of the assets of CCG or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and (ii) "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code.

      (p) Section 6.11(p) of the Disclosure Schedule sets forth the amount, and nature, of any deferred gain or loss allocable to CCG or any of its Subsidiaries arising out of any "intercompany transaction" within the meaning of Treasury Regulation ss. 1.1502-13 (or any predecessor thereof).

      (q) Prior to or in connection with the Merger, there shall not be acquired or redeemed by CCG or any Subsidiary of CCG an amount of CCG Shares that, together with the transactions contemplated by this Agreement, could prevent Snyder from acquiring, in exchange solely for Snyder Common Shares, an amount of CCG Shares constituting "control" of CCG within the meaning of Section 368(c) of the Code. For purposes of this computation, any CCG Shares that could be acquired by any Person pursuant to any warrant, option, convertible security or any other type of right shall be treated as outstanding shares that are to be acquired by Snyder for cash.

      (r) Immediately after the Merger, and without taking into account any act that Snyder causes CCG or any of its Subsidiaries to take or fail to take after the Merger (other than as contemplated by this Agreement), CCG will hold at least 90% of the fair market value of its net assets, and at least 70% of the fair market value of its gross assets, held immediately prior to the Merger. For purposes of this representation, any amounts paid by CCG to shareholders in connection with or pursuant to the Merger, any amounts used by CCG to pay its transaction expenses and those of its shareholders, and all redemptions and distributions (except for regular, normal dividends) made by CCG are treated as assets of CCG immediately prior to the Merger.

      (s) CCG is not an investment company as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code.

      6.12 Real Property. Section 6.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to CCG or its Subsidiaries. CCG has made available to Acquisition and Snyder correct and complete copies of the leases and subleases listed in Section 6.12(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 6.12(b) of the Disclosure Schedule:

      (a) such lease or sublease is in full force and effect, and is legal, valid, binding and enforceable against CCG, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity;

      (b) no consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

      (c) neither CCG nor any of its Subsidiaries, nor has CCG or any of its Subsidiaries received notice that any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by, or permit termination, modification, or acceleration thereunder;

      (d) neither CCG nor any of its Subsidiaries, nor to the Knowledge of CCG, any other party to such lease or sublease, has repudiated any provision thereof;

      (e) there are no disputes, or forbearance programs or, to the Knowledge of CCG, oral agreements in effect as to such lease or sublease; and

      (f) Neither CCG nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

      6.13  Intellectual Property.

      (a) Each of CCG and its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of the business of CCG or its Subsidiaries as presently conducted, except where the failure to own or have such right would have a Material Adverse Effect with respect to CCG. Each item of Intellectual Property owned or used by CCG and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Each of CCG and its Subsidiaries has taken all necessary action to maintain and protect Intellectual Property that it owns, except where the failure to take such action would not have a Material Adverse Effect with respect to CCG.

      (b) Neither CCG nor any of its Subsidiaries has infringed upon or misappropriated any Intellectual Property rights of third parties, and none of CCG or the directors and officers (and employees with responsibility for Intellectual Property matters) of CCG or any of its Subsidiaries has ever received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that CCG or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of CCG, no third party has infringed upon or misappropriated any Intellectual Property rights of CCG or any of its Subsidiaries.

      (c) Except as set forth in section 6.13(c) of the Disclosure Schedule, neither CCG nor any of its Subsidiaries has any patent or registration which has been issued with respect to any of the Intellectual Property owned by CCG or any of its Subsidiaries.

      (d) Section 6.13(d) of the Disclosure Schedule identifies each item of material Intellectual Property that any third party owns and that CCG or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission, excluding mass produced software. CCG has delivered to Acquisition and Snyder correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

      6.14 Tangible Assets. Each of CCG and its Subsidiaries owns or leases all material buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Such tangible assets are in the aggregate, free from all patent material defects, have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used. The tangible assets owned or leased by CCG and its Subsidiaries are sufficient to conduct the business of CCG and its Subsidiaries as it is currently being conducted in all material respects.

      6.15 Contracts. Section 6.15 of the Disclosure Schedule lists the following contracts and other agreements to which CCG or any of its Subsidiaries is a party:

      (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

      (b) any agreement pursuant to which CCG or any of its Subsidiaries has created or has an equity interest in a partnership or joint venture;

      (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible, except for indebtedness in connection with trade payables incurred in the Ordinary Course of Business;

      (d) any agreement pursuant to which CCG or a Subsidiary has agreed to keep information confidential or has agreed not to compete in certain businesses, except for confidentiality provisions included in contracts entered into in the Ordinary Course of Business.

      (e) any agreement with any Stockholders or any Affiliate of any of the Stockholders;

      (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

      (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

      (h) any agreement under which it has borrowed, advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business; or

      (j) any agreements with employees or consultants for the provision of any material goods or services other than on arms-length terms and in the Ordinary Course of Business.

CCG has made available to Snyder a correct and complete copy of each written agreement listed in Section 6.15 of the Disclosure Schedule (as amended to date) and has delivered a written summary setting forth the terms and conditions of each oral agreement referred to in Section 6.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is and in full force and effect, and is legal, valid, binding and enforceable against CCG or its Subsidiaries (as applicable), except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity; (B) neither CCG or its Subsidiaries, as the case may be, or, to the Knowledge of CCG, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by, or permit termination, modification, or acceleration, under the agreement, except for such event that will not have a Material Adverse Effect with respect to CCG; and (C) CCG has not, and to the Knowledge of CCG, no other party has, repudiated any provision of the agreement.

      6.16 Notes and Accounts Receivable. All notes and accounts receivable of CCG and each of its Subsidiaries are reflected properly on the books and records of CCG in accordance with GAAP consistently applied. The reserve for bad debts set forth on the face of the balance sheet for the Most Recent Fiscal Year End (rather than in any notes thereto) has been established and maintained in accordance with GAAP consistently applied with historical reserves (if any).

      6.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of CCG or any of its Subsidiaries.

      6.18 Insurance. Section 6.18 of the Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) currently in effect to which CCG or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither CCG nor any of its Subsidiaries nor, to the Knowledge of CCG, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by, or permit termination, modification, or acceleration, under the policy, except for such event that would not have a Material Adverse Effect with respect to CCG; and (D) CCG has not, and to the Knowledge of CCG, no other party to the policy has repudiated any provision thereof. Section 6.18 of the Disclosure Schedule describes any self-insurance arrangements of CCG or any of its Subsidiaries.

      6.19 Litigation. Section 6.19 of the Disclosure Schedule sets forth each instance in which CCG or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or has received written notice that it is threatened to be made a party to any action, suit, proceeding, hearing, or investigation ("Legal

Proceeding") of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 6.19 of the Disclosure Schedule, there are no Legal Proceedings against or affecting CCG or any of its Subsidiaries or their respective properties or assets pending or, to the knowledge of CCG, threatened against CCG or any of its Subsidiaries.

      6.20 Employees. No employee of CCG or any of its Subsidiaries listed on
Section 6.20B of the Disclosure Schedule has expressly indicated an intent to any of Corey A. Kupersmith, Stephen O. Jaeger, Kenneth L. Kupersmith or Ward Swift to terminate employment with CCG or its Subsidiary, as applicable, independently of or as a result of the transactions contemplated hereby and, to the Knowledge of CCG, no such employee intends to terminate employment with CCG or its Subsidiary, as applicable, prior to or within three months following the consummation of the transactions contemplated hereby. Neither CCG nor any of its Subsidiaries has violated in any material respect any law with respect to any unfair labor practices. CCG has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of CCG or any of its Subsidiaries. Section 6.20A of the Disclosure Schedule sets forth the names of all employees of CCG and as Subsidiaries as of a date no earlier than three days prior to the date hereof.

      6.21  Employee Benefits.

      (a) Section 6.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that CCG or any of its Subsidiaries maintains or to which CCG or any of its Subsidiaries contributes.

      (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

      (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code ss. 4980B have been met with respect to each group health plan (as defined in Section 607(1) of ERISA and Section 4980B(g)(2) of the Code).

      (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension

Benefit Plan or accrued in accordance with the past custom and practice of CCG and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

      (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss. 401(a) and (i) in the case of any "standardized form plan" (as defined in Rev. Rul. 89-9) which is a defined contribution plan, a favorable opinion letter has been issued and
(ii) in the case of all other qualified plans, a favorable determination letter has been received by the plan within the last two years from the Internal Revenue Service.

      (f) Neither CCG nor any of its Subsidiaries has ever maintained or been required to contribute to any Employee Pension Benefit Plan, subject to Title IV of ERISA.

      (g) CCG has made available to Snyder correct and complete copies of the plan documents and summary plan descriptions, and, where applicable, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (h) With respect to each Employee Benefit Plan that CCG or any of its Subsidiaries maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

            (i) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened; and

            (ii) Neither CCG nor any of its Subsidiaries has incurred, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (i) Neither CCG nor any of its Subsidiaries contributes to, or has ever contributed to or has ever been required to contribute to any Multiemployer Plan nor has any Liability (including withdrawal Liability) under any Multiemployer Plan.

      (j) Neither CCG nor any of its Subsidiaries maintains or contributes to, or has ever maintained or contributed to, or has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

      6.22 Guaranties. Neither CCG nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

      6.23 Environment, Health, and Safety. Except to the extent that no Material Adverse Effect with respect to CCG would result therefrom:

      (a) Each of CCG and its Subsidiaries has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation or written charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of CCG and its Subsidiaries has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

      (b) Neither CCG nor any of its Subsidiaries has handled or disposed of any hazardous substance, arranged for the disposal of any hazardous substance, exposed any employee or other individual to any hazardous substance or condition, or owned or operated any property or facility in any manner that could result in any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against CCG or any of its Subsidiaries giving rise to any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

      (c) All properties and equipment owned by CCG and used in the business of CCG and its Subsidiaries are free of asbestos, PCB's, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      6.24 Customers. The names and addresses of all customers of CCG and each of its Subsidiaries past and present are listed in Section 6.24 of the Disclosure Schedule. Section 6.24 of the Disclosure Schedule sets forth all customers who as of June 30, 1998 hereof have account balances that are in excess of 90 days from invoice date. Section 6.24 of the Disclosure Schedule sets forth a list of the customers, project numbers and approximate expected revenues for which CCG has received orders from January 1, 1998 through July 31, 1998. Such list is complete and accurate in all material respects and represents bona fide orders from CCG or any of its Subsidiaries for goods and services.

      6.25 Relationships with Customers and Suppliers. CCG has not received any written notice from any of the following that such person has or intends to terminate or materially reduce its business with CCG or any of its Subsidiaries:

            (i) any current customer of CCG or any of its Subsidiaries which accounted for over 1% of total consolidated net sales of CCG for its most recently completed fiscal year; or

            (ii) any current supplier to CCG or any of its Subsidiaries of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which could reasonably be expected to have an adverse effect on CCG or any of its Subsidiaries.

      6.26 Employee and Stockholder Indebtedness. Section 6.26 of the Disclosure Schedule sets forth, as of June 30, 1998, all indebtedness to CCG and its Subsidiaries of the Stockholders or the officers, directors or employees of CCG and its Subsidiaries, excluding normal travel and other business expense advances (collectively, "Affiliate Obligations").

      6.27 Product Liability. Except to the extent covered by insurance, neither CCG nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against CCG giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased delivered, promoted, advertised or marketed by CCG or any of its Subsidiaries.

      6.28 Bank Accounts. Section 6.28 of the Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of CCG and each of its Subsidiaries.

      6.29 Related Party Agreements. Section 6.29 of the Disclosure Schedule sets forth all agreements between CCG or any of its Subsidiaries and (i) any Stockholder or any of its Affiliates or (ii) any officer, director or employee of or consultant to CCG or any of its Subsidiaries or any of their respective Affiliates, other than any agreement which may be terminated at will without any payment.

      6.30 Change in Control. Neither CCG nor any of its Subsidiaries is a party to any contract or arrangement which contains a "change in control" or similar provision, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from CCG or any of its Subsidiaries to any person or give any person the right to terminate or alter the provisions of any agreement to which CCG or any of its Subsidiaries is a party.

      6.31 Board Recommendation. The board of directors of CCG at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that, as of the date hereof, this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of CCG and has approved the same, and (ii) resolved to recommend that the holders of CCG Shares adopt this Agreement and the transactions contemplated hereby, including the Merger.

      6.32 Brokers Fees. Neither CCG, any of its officers, directors or employees, nor any Stockholder has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      6.33 Accreditation. (a) CCG is accredited as a provider of continuing education by (i) the American Council of Pharmaceutical Education ("ACPE") with respect to pharmacists and (ii) the Accreditation Council for Continuing Medical Education ("ACCME") with respect to physicians. Except as set forth on Section
6.33 of the Disclosure Schedule, CCG is in compliance in all material respects with the terms of such accreditations, and CCG has not received any written nor, to its Knowledge, oral, notice that it is not in compliance therewith or that its accreditation may not be renewed. Such accreditations are subject to renewal on the dates indicated in Section 6.33 of the Disclosure Schedule. Copies of the ACCME and ACPE accreditation certificate and letter, respectively, for Scientific are attached to Section 6.33 of the Disclosure Schedule.

            (b) CCG's current and past practices comply in all material respects with all applicable federal and state health care laws, regulations, rules, orders and FDA guidance publications, including without limitations, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. ss.ss. 301 to 395).

      6.34 CCG Affiliates. Section 6.34 of the Disclosure Schedule sets forth a true and correct list of all Affiliates of CCG ("CCG Affiliates").

      6.35 Licenses and Permits. Except as set forth in Section 6.35 of the Disclosure Schedule CCG owns, holds or possesses all licenses, franchises, permits, approvals and other governmental authorizations (collectively, "Licenses and Permits") necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted, except for such Licenses and Permits the absence of which would not have a Material Adverse Effect. CCG is not in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it in any case which would have a Material Adverse Effect.

      6.36 Consents. Section 6.36 of the Disclosure Letter lists each material permit and contract (true and complete copies of which have been made available to Snyder) as to which notice to, or the consent of, a Governmental Authority or Person is required as a condition to the transfer of control or the right to control such material permit or contract in connection with the transactions contemplated hereby. Except for (i) the aforementioned notices and consents,
(ii) compliance with and required filings under the Hart-Scott-Rodino Act, and
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which CCG is qualified to do business, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Person (including, without limitation, any compliance with or required filings under the Hart-Scott-Rodino Act) are required to be obtained or made by or with respect to CCG or any of its Subsidiaries on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by CCG of any other action contemplated hereby, (B) the continuing validity and effectiveness immediately following the Effective Time of any material contract or permit of CCG or any of its Subsidiaries, or (C) the conduct by CCG or any of its Subsidiaries of their respective businesses immediately following the Closing as conducted on the date hereof.

      6.37 JHB Enterprises. The goods and services provided to CCG by JHB Enterprises, Inc. have been provided at prices which are at least equal to those obtainable from unaffiliated third parties in arm's length transactions. CCG currently anticipates that it will be able to continue the relationship with JHB Enterprises, Inc. immediately after the Closing on substantially the same terms and CCG currently has no reason to believe that such terms will materially change after the Closing.

      6.38 Disclosure. The representations and warranties contained in this
Article 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 6 not misleading.

                                    ARTICLE 7
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article 8 hereof), and each Party shall execute and deliver the agreements to which it is a party referred to in Section 8.1 in substantially the forms of the Exhibits hereto and shall use its reasonable best efforts to cause its counsel to deliver the legal opinions referred to in Sections 8.2 and 8.3 hereof, respectively.

      7.2 Notices and Consents. Each Party shall give any notices to third parties and shall use its reasonable best efforts to obtain any third party consents, undertakings, agreements and opinions that the other may reasonably request in connection with the matters referred to in Section 7.1 above and in
Article 8 below. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the transactions contemplated hereby.

      7.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, CCG shall not, and CCG shall cause each of its Subsidiaries not to take any action that materially adversely affects the ability of CCG or any of its Subsidiaries (i) to pursue its business in the Ordinary Course of Business, (ii) to seek to preserve intact its current business organizations, (iii) to keep available the service of its current officers and employees and (iv) to preserve its relationships with customers, suppliers and others having business dealings with it; and CCG shall not, and shall cause each of its Subsidiaries not to without Snyder's prior written consent:

      (a) except as contemplated elsewhere in this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for shares of its capital stock outstanding on the date hereof;

      (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

      (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to any Stockholder in his capacity as a stockholder of CCG;

      (d) (i) grant any increases in the compensation of any of its directors, officers or executives or grant any increases in compensation to any of its employees, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by Snyder in its reasonable discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise), or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan;

      (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

      (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

      (g)   adopt any amendments to its certificate of incorporation or by-laws;

      (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for any of the foregoing incurred or made in the Ordinary Course of Business;

      (i) engage in the conduct of any business the nature of which is materially different from the business in which CCG and its Subsidiaries are currently engaged;

      (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of (or make any payment contingent upon) a change of control of CCG or any of its Subsidiaries;

      (k) forgive any indebtedness owed to CCG or any of its Subsidiaries or convert or contribute by way of capital contribution any such indebtedness owed;

      (l) authorize or enter into any agreement providing for management services to be provided by CCG or any of its Subsidiaries to any third party or an increase in management fees paid by any third party under existing management agreements (except pursuant to the terms thereof in effect on the date hereof);

      (m) mortgage, pledge, encumber, sell, lease or transfer any material assets of CCG or any of its Subsidiaries except with the prior written consent of Snyder or as contemplated by this Agreement;

      (n) take any action that, to CCG's Knowledge, would jeopardize the treatment of the Merger as a "pooling-of-interests" under Opinion 16 of the Accounting Principles Board and applicable SEC Accounting Series Releases and related interpretations; or

      (o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or to take any action described in clauses (a) through (u) of Section 6.8.

      7.4 Access. CCG shall, and shall cause each of its Subsidiaries to, permit representatives of Snyder and Acquisition to have access upon reasonable notice at all reasonable times, and in a manner so as not to interfere with the normal business operations of CCG and its Subsidiaries to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to CCG and each of its Subsidiaries.

      7.5 Notice of Developments. Each of the Parties shall give prompt written notice to the others of any material adverse development causing a breach of any of the representations and warranties of such Party in this Agreement. No disclosure by any Party pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      7.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of the Parties shall knowingly take any action or fail to take any action that would cause disqualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

      7.7 Exclusivity. CCG shall not, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of CCG or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. CCG shall not vote in favor of or approve any such acquisition. CCG shall notify Snyder within 24 hours of receipt thereof if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and, if in writing, shall deliver to Snyder a copy thereof.

      7.8 Investment Representation Letter. CCG shall use its reasonable best efforts to cause each of the Stockholders (other than any of the Persons who previously executed an Agreement and Consent) to execute and deliver to Snyder an Investment Representation Letter in the form of Exhibit D hereto (the "Investment Representation Letter").

      7.9 Antitrust Matters. CCG and Snyder, on August 7, 1998, filed with the Federal Trade Commission ("FTC") and the U.S. Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Act. The Parties shall seek early termination of the waiting period applicable to the filing. Each of CCG and Snyder shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Hart-Scott-Rodino Act. CCG and Snyder acknowledge that more than one filing may be required under the Hart-Scott-Rodino Act in order to consummate the transactions contemplated by this Agreement, and agree to cooperate and furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any subsequent filing. Snyder and CCG shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Snyder and CCG shall use its reasonable best efforts to obtain any clearance required under the Hart-Scott-Rodino Act for the consummation of the Merger, which efforts, for purposes of this Agreement shall not require Snyder in order to obtain any consent or clearance from the DOJ or any other Governmental Authority to (i) hold separate, sell or otherwise dispose of any assets, including assets of CCG, the effect of any of which, in the reasonable judgment of Snyder, would be to materially impair the value of the Merger to Snyder or (ii) contest any suit brought or threatened by the FTC or DOJ or attempt to lift or rescind any injunction or restraining order obtained by the FTC or DOJ adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby.


                                    ARTICLE 8
                        CONDITIONS TO OBLIGATION TO CLOSE

      8.1 Conditions to Each Party's Obligation. The respective obligations of Snyder, Acquisition and CCG to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of Snyder and CCG, as the case may be:

      (a) Governmental Approvals. The Parties shall have received any material authorizations, consents, and approvals of governments and Governmental Authorities referred to in Section 5.4, and Section 6.3 above and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

      (b) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of Snyder or CCG, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of Snyder to own the capital stock of the Surviving Corporation, or (D) affect adversely in any material respect the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

      (c) Registration Rights Agreements. Each of the registration rights agreement, in substantially the form attached hereto as Exhibit E (the "Registration Rights Agreement"), and the shelf registration rights agreement, in substantially the form attached hereto as Exhibit F (the "Shelf Registration Rights Agreement"), shall have been executed and delivered by the parties thereto.

      (d) Escrow Agreement. Snyder and the Stockholder Representatives shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Exhibit C, together with any counterparts signed by the Escrow Agent and blank stock powers executed by the Stockholder Representatives with respect to the Snyder Common Shares to be held in the Escrow Deposit.

      8.2 Conditions to Obligations of Acquisition and Snyder. The obligations of Acquisition and Snyder to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

      (a) CCG shall have delivered to Acquisition and Snyder a certificate to the effect that:

            (i) the representations and warranties of CCG made hereunder are true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, "Material Adverse Effect" or knowledge, which shall be true and correct as written) at and as of the date hereof and, except for those made at and as of a particular date, at and as of the Closing Date as if made on the Closing Date (except for such representations and warranties the failure of which to be true and correct is solely the result of actions of CCG expressly permitted pursuant to this Agreement);

            (ii) CCG has performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date; and

            (iii) no action, suit, or proceeding is pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of Snyder to own the capital stock of the Surviving Corporation, or (D) affect adversely in any material respect the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

      (b) Acquisition and Snyder shall have received an opinion dated as of the Closing Date from Winthrop, Stimson, Putnam & Roberts, counsel to the Stockholders and CCG, addressed and in the form attached hereto as Exhibit G;

      (c) Acquisition and Snyder shall have received from CCG a copy of a letter of Ernst & Young LLP addressed to CCG dated as of the Closing Date regarding the firm's concurrence with CCG management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

      (d) Snyder shall have received the resignations, effective as of the Closing, of each director and officer of CCG other than those whom Snyder shall have specified in writing prior to the Closing;

      (e) All stockholders of CCG Shares shall have waived appraisal of its shares pursuant to the Delaware GCL in connection with the Merger; and

      (f) Each Stockholder that executed an Agreement and Consent or an Investment Representation Letter shall have performed his or its respective obligations under the applicable Agreement and Consent or Investment Representation Letter.

Snyder may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

      8.3 Conditions to Obligations of CCG. The obligation of CCG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (a) Acquisition and Snyder shall have delivered to CCG a certificate to the effect that:

            (i) the representations and warranties of Acquisition and of Snyder made hereunder shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, "Material Adverse Effect" or knowledge, which shall be true and correct as written) at and as of the date hereof and, except for those made at and as of a particular date, at and as of the Closing Date as if made on the Closing Date (except for such representations and warranties the failure of which to be true and correct is solely due to the result of actions expressly permitted pursuant to this Agreement);

            (ii) Acquisition and Snyder shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

            (iii) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or (C) adversely affect in any material respect the right of the holders of CCG Shares to own the Share Consideration;

      (b) Snyder shall have furnished to its transfer agent irrevocable instructions to deliver the Share Consideration to such accounts as may be specified in writing by the Stockholders in accordance with Section 4.2.

      (c) CCG shall have received an opinion dated as of the Closing Date from Weil, Gotshal & Manges LLP, counsel to Acquisition and Snyder, addressed and in the form attached hereto as Exhibit H.

CCG may waive any condition specified in this Section 8.3 if it executes a writing so stating at or prior to the Closing.

      8.4 Frustration of the Closing Conditions. None of CCG, Snyder or Acquisition may rely on the failure of any condition precedent set forth in this
Article 8 to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement in accordance with Sections 7.1 and 7.2.


                                    ARTICLE 9
                                   TERMINATION

      9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by CCG or by Snyder, respectively, either by the mutual written consent of Snyder and CCG or by mutual action of the board of directors of CCG and the board of directors of Snyder.

      9.2 Termination by Either Snyder or CCG. This Agreement may be terminated and the Merger may be abandoned:

            (a) by Snyder, (i) in the event of a failure of a condition to the obligations of Snyder and Acquisition set forth in Section 8.2 of this Agreement, or (ii) if the Average Closing Price is less than $34.00;

            (b) by CCG, (i) in the event of a failure of a condition to the obligations of CCG set forth in Section 8.3 of this Agreement, or (ii) if the Average Closing Price is less than $34.00;

            (c) by either Snyder or CCG, (i) if the Merger shall not have been consummated on or prior to August 31, 1998, or (ii) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

and provided, that (i) in the case of a termination pursuant to clause (a), (b) or (c) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in such clause and (ii) subject to waiver as provided below, if the Merger shall not have been consummated on or prior to August 31, 1998, this Agreement shall be deemed terminated and the Merger abandoned unless on or prior to such date CCG shall have delivered a written consent of the Stockholders of CCG, executed by a majority of Stockholders (including Corey A. Kupersmith and Brentwood Associates Buyout Fund II, L.P.) waiving clause (ii) of this proviso.

      9.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 9, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.


                                   ARTICLE 10
                                   TAX MATTERS

      10.1 Tax Periods Ending on or Before the Closing Date. (a) After the date hereof, no election with respect to Taxes will be made without the written consent of Snyder (which consent shall not be unreasonably withheld or delayed). Following the Merger, Snyder shall cause to be prepared and filed all Tax Returns for CCG and each of its Subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. Snyder shall permit the Stockholder Representatives to review and comment on each such Tax Return (or the relevant portions of any consolidated, combined or unitary return that includes CCG or any of its Subsidiaries) no later than 30 days prior to filing, and shall not file any such Tax Return (other than any Tax Return that includes Snyder) without the prior written consent of the Stockholder Representatives (which consent shall not be unreasonably withheld or delayed). Tax Returns will be prepared in a manner consistent with positions taken on prior Tax Returns of CCG and each of its Subsidiaries except either (i) as otherwise required by law,
(ii) to the extent inconsistent with prior positions taken on prior Tax Returns of Snyder and as consented to in writing by the Stockholder Representatives (which consent shall not be unreasonably withheld or delayed) or (iii) as otherwise consented to in writing by the Stockholder Representatives (which consent shall not be unreasonably withheld or delayed). The Stockholder Representatives and Snyder shall attempt in good faith mutually to resolve any disagreement regarding such Tax Return. Any disagreement that is not resolved at least twenty (20) business days prior to the due date for the filing of such Tax Return shall be promptly resolved in an arbitration by a Big Five accounting firm mutually agreed upon by the Stockholder Representatives and Snyder, and the resolution by such accounting firm shall be binding on the Stockholders, the Stockholder Representatives, CCG and Snyder.

      10.2 Straddle Periods. Except to the extent prohibited by law, the Stockholders and Snyder shall close the taxable period of CCG and each of its Subsidiaries as of the Closing Date. For purposes of the representations in
Section 6.11 of this Agreement and the indemnity in Article 11 of this Agreement, any allocation of income, deductions, credits or other items required to apportion any Taxes attributable to any taxable period which begins before the Closing Date and ends after the Closing Date (a "Straddle Period") shall be made by means of a closing of the books and records of the applicable company or companies as of the close of business on the Closing Date, provided that exemptions, allowances, deductions, credits or other items or any Taxes (such as property or similar Taxes) that are calculated on an annual or periodic basis shall be allocated on a pro rata basis between the portion of the period ending as of the Closing Date and the remainder of the period (by number of days).

      10.3 Cooperation on Tax Matters. CCG and each of its Subsidiaries, Snyder, the Stockholder Representatives and the Stockholders shall cooperate fully, as and to the extent reasonably requested in writing by any other party, and each at its own expense, in connection with the preparation of the filing of any Tax Returns (including any amended returns and claims for refund) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CCG and each of its Subsidiaries, the Stockholder Representatives and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to CCG or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the seventh anniversary of the Closing Date (and such longer period as reasonably requested in writing), and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, in such event, if the other party so requests, to allow the other party to take possession of such books and records. Nothing contained or implied herein shall be construed to require any Person unreasonably to provide any document, or to determine any information, not then in its possession or the possession of its agents in response to a request under this Section 10.3.

      10.4 Reorganization. From and after the Effective Time, except for the transactions contemplated or permitted herein, none of the Parties shall knowingly take any action or fail to take any action that would cause the disqualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                   ARTICLE 11
                                 INDEMNIFICATION

      11.1 Indemnification of Snyder. Subject to Section 11.5 and Section 11.6, Snyder and the Surviving Corporation, and each of their respective officers, directors, employees, agents and advisors (collectively, "Snyder Indemnified Parties"), shall be entitled to indemnification from the Escrow Deposit for any Snyder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Snyder Indemnity Claim" shall mean (i) any loss, damage, deficiency, claim, liability, obligation, suit, action (including any tax audit, examination or other proceeding), fee, cost or expense of any nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel) (collectively, "Losses") incurred or suffered by any Snyder Indemnified Party and arising out of or resulting from (x) any breach of any representation and warranty of the Stockholders or CCG which is contained in this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto (provided that for purposes of indemnification pursuant to this Section, any breach of any representation or warranty shall be deemed not to contain, and shall be determined without regard to, any qualification related to materiality, "Material Adverse Affect" or knowledge contained in such representation or warranty) or (y) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or CCG which are contained in or made pursuant to this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto; (ii) any Excess Transaction Expenses; (iii) any Taxes of CCG or any of its Subsidiaries relating to or arising from periods (or portions thereof) ending on or prior to the Most Recent Fiscal Year End (except to the extent accruals for such Taxes were reflected in the Financial Statements); (iv) any liability of CCG or any of its Subsidiaries under Treasury Regulations ss. 1.1502-6 or any similar provision of state, local or foreign law as a result of such company being a member of any Affiliated Group (other than CCG and its Subsidiaries) at any time on or prior to the Closing Date (except to the extent accruals for such liability were reflected on their books or in the Financial Statements); (v) any Affiliate Obligations not satisfied in full on or before August 31, 1999; and (vi) all interest, penalties and costs and expenses arising out of or related to any indemnification made under this Section 11.1. NO STOCKHOLDER SHALL HAVE ANY LIABILITY TO SNYDER OR ANY SNYDER INDEMNIFIED PARTY FOR INDEMNIFICATION OR OTHERWISE PURSUANT TO THIS AGREEMENT, EXCEPT AS PROVIDED IN THIS ARTICLE 11 (AND THEN ONLY TO THE EXTENT OF THE ESCROW DEPOSIT) OR AS PROVIDED IN ANY AGREEMENT EXECUTED BY SAID STOCKHOLDER AND DELIVERED IN CONNECTION THEREWITH.

      11.2 Indemnity Obligations of Snyder. Snyder and the Surviving Corporation hereby jointly and severally agree to indemnify and hold CCG, each of the Stockholders, and each of their respective officers, directors, employees, agents and advisors (collectively "CCG

Indemnified Parties"), harmless from, and to reimburse CCG Indemnified Parties for, any CCG Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "CCG Indemnity Claim" shall mean any Losses incurred or suffered by the any CCG Indemnified Party and arising out of or resulting from (i) any breach of any representation and warranty of Acquisition and Snyder which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Acquisition or Snyder which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 11.2.

      11.3 Notification of Claims. Subject to the provisions of Sections 11.4 and 11.5, in the event of the occurrence of an event which any party asserts constitutes a Claim, the party asserting such claim (such party hereinafter referred to as the "indemnified party") shall provide prompt notice of such event to the Stockholder Representatives (in the case of a Snyder Indemnity Claim) or Snyder (in the case of a CCG Indemnity Claim) (such party hereinafter referred to as the "indemnifying party") and shall otherwise make available to the indemnifying party all relevant information which is material to the Claim and which is in the possession of the indemnified party. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If such event involves the claim of any third party (a "Third-Party Claim") (other than in respect of any Tax for any Straddle Period or any Snyder Indemnity Claim for Taxes with respect to a period ending after the Closing Date), and, so long as the indemnifying party has acknowledged its liability for such indemnification hereunder, such party may elect, at such party's sole expense, (without prejudice to the right of the indemnified party to fully participate at its own expense through counsel of its own choosing) to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to a Snyder Indemnity Claim or a CCG Indemnity Claim (subject to the limitations specified in Section 11.5), if the indemnifying party gives written notice of its intention to do so no later than thirty (30) days following notice thereof by an indemnified party or such shorter time period as required so that the interests of the indemnified parties would not be materially prejudiced as a result of the failure to have received such notice; provided that (i) such indemnifying party shall obtain the consent of all indemnified parties (which consent shall not be unreasonably withheld or delayed) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy) and (ii) if the indemnified party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnified party. If the indemnifying party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third-Party Claim for which any indemnified party would be entitled to indemnification hereunder, then the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the indemnified party, without the prior consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed) unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the this Section, shall diligently pursue the defense of such Third-Party Claim. In the case of any Third-Party Claim in respect of any Tax for any Straddle Period, Snyder shall obtain the consent of the Stockholder Representatives (which consent shall not be unreasonably withheld or delayed) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if such action or omission adversely affects the liability of any CCG Indemnified Party or the Escrow Deposit for Taxes in respect of such Straddle Period.

      11.4 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing Date. Such representations and warranties, and the rights of the Parties to seek indemnification with respect thereto, shall expire, except with respect to claims asserted prior to and pending at the time of such expiration, on the earlier of (i) the first anniversary of the Closing Date or (ii) with respect only to those matters that were discovered, or that normally and usually would be discovered in an audit of the consolidated financial statements of CCG and its Subsidiaries, following the release and delivery to the Board of Directors of Snyder of the final audit opinion covering Snyder's consolidated financial statements for the year ended December 31, 1998; provided, however, that if a notice is given in accordance with the Escrow Agreement before expiration of the applicable representation or warranty, then notwithstanding the expiration thereof any claim based on such representation or warranty shall survive until, but only for purposes of, the resolution of such claim.

      11.5 Limitations. (a) Notwithstanding the foregoing, any Snyder Indemnity Claim pursuant to Section 11.1(i) (other than in respect of any Snyder Indemnity Claim arising out of, relating to or otherwise in respect of the representations and warranties contained in Section 6.2 hereof) or CCG Indemnity Claim pursuant to Section 11.2(i) shall be recoverable only in the event that the accumulated amount of such Snyder Indemnity Claims pursuant to Section 11.1(i) or CCG Indemnity Claims pursuant to Section 11.2(i), as the case may be, shall exceed $500,000 in the aggregate (and shall be recoverable only for amounts in excess of such $500,000 amount). Notwithstanding anything in this Article 11 to the contrary, (x) CCG Indemnified Parties shall not be entitled to indemnification for any CCG Indemnity Claims pursuant to Section 11.2 for any amounts, in the aggregate, in excess of the Deemed Escrow Value, (y) the Snyder Indemnified Parties' exclusive remedy for indemnification for any Snyder Indemnity Claims pursuant to Section 11.1 shall be for claims against and satisfaction from the Escrow Deposits in accordance with the terms of the Escrow Agreement and (z) no Losses shall be recoverable by any Snyder Indemnified Party or CCG Indemnified Party pursuant to the provisions of this Article 11, and no claim therefor shall be asserted for any purpose whatsoever hereunder, with respect to any individual item of Loss except to the extent the amount thereof equals at least $5,000.

      (b) The amount of any Loss otherwise recoverable under this Article 11 by the Snyder Indemnified Parties or CCG Indemnified Parties, as the case may be, shall be (i) reduced by any amounts recovered by the indemnified party under insurance policies (net of any costs incurred in connection with the collection thereof) (it being understood that none of the Parties shall have any obligation to, but agree to use its commercially reasonable efforts to, timely pursue all reasonable remedies against applicable insurers) and (ii) (A) increased to take account of any net Tax cost incurred by the indemnified party by reason of the receipt of any indemnity payment (grossed-up for such increase) and (B) reduced to take account of any net Tax benefit realized by the indemnified party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the indemnified party shall pay to the indemnifying party the amount of such Tax benefit at the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.

      11.6 Escrow. (a) On the Closing Date, Snyder shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, five percent (5%) of the Snyder Common Shares issuable to the Management Stockholders in connection with the Merger (such deposit being referred to as the "Escrow Deposit"). All Snyder Indemnity Claims shall be satisfied out of the Snyder Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all Snyder Common Shares returned to



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
Snyder in settlement of any Snyder Indemnity Claims under the Escrow Agreement shall be valued at the Average Closing Price.

      (b) For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the Snyder Common Shares to be deposited by Snyder into the Escrow Deposit, determined by multiplying such number of Snyder Common Shares by the Average Closing Price. With respect to any Snyder Common Shares to be returned to Snyder in settlement of Snyder Indemnity Claims pursuant to this
Section 11.6, any dividends previously paid in respect of such returned Snyder Common Shares (whether paid in cash, Snyder Common Shares or other property) shall also be returned to Snyder, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned Snyder Common Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).

      11.7 Snyder Payment of CCG Indemnity Claims. Notwithstanding anything to the contrary herein, any liability of Acquisition and Snyder under this Agreement for CCG Indemnity Claims shall be satisfied solely through the issuance of additional Snyder Common Shares, such additional Snyder Common Shares to be valued at the Average Closing Price.


                                   ARTICLE 12
                           STOCKHOLDER REPRESENTATIVES

      12.1 Authorization of Stockholder Representatives. (a) Upon adoption of this Agreement by the board of directors of CCG and stockholder approval pursuant to the Certificate of Incorporation and By-Laws of CCG and the applicable provisions of the Delaware GCL, Corey A. Kupersmith and David Wong, acting jointly, are hereby appointed, authorized and empowered to act as the stockholder representatives (the "Stockholder Representatives"), for the benefit of the Stockholders and any other holders of the Capital Stock of CCG, in connection with and to facilitate the consummation of the transactions contemplated hereby and by the Shelf Registration Rights Agreement, the Registration Rights Agreement and the Escrow Agreement, as the exclusive agents and attorneys-in-fact to act on behalf each Stockholder and any other holder of capital stock of CCG with respect to any and all CCG Indemnity Claims and any and all Snyder Indemnity Claims arising under this Agreement and in connection with the performance of the various actions required or permitted to be performed on behalf of the Stockholders any other holder of capital stock of CCG under the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 12.1 and in the Escrow Agreement, which shall include the power and authority:

            (i) to execute and deliver the Escrow Agreement in substantially the form annexed to this Agreement as Exhibit G hereto (with such modifications or changes therein as to which the Stockholder Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representatives, in their sole discretion, determines to be desirable;

            (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representatives, in their sole discretion, may deem necessary or desirable;

            (iii) to collect and receive all moneys and other proceeds and property payable to the Stockholders pursuant to the terms of this Agreement and the Escrow Agreement, including, without limitation, the Escrow Deposits and any portion of or earnings accrued on the Escrow Deposits which are distributable to Stockholders, subject to the Escrow Agreement, and, subject to any applicable withholding and retention laws, to disburse and pay the same to each of the Stockholders to the extent of, and in accordance with, the respective interests of the Stockholders in the Share Consideration (the "Percentage Interests");

            (iv) as Stockholder Representatives, to enforce and protect the rights and interests of the Stockholders (including the Stockholder Representatives, in their respective capacities as Stockholders) and to enforce and protect the rights and interests of the Stockholder Representatives arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought by any CCG Indemnified Party), and to take any and all actions which the Stockholder Representatives believe are necessary or appropriate under the Escrow Agreement and this Agreement for and on behalf of the Stockholders, including, without limitation, asserting CCG Indemnity Claims against Snyder, defending all Snyder Indemnity Claims, consenting to, compromising or settling all CCG Indemnity Claims and Snyder Indemnity Claims, conducting negotiations with Snyder and its representatives regarding such claims, and engaging counsel, accountants or other representatives in connection with the foregoing matters, and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Snyder, the Surviving Corporation or any Person, or by any federal, state or local Governmental Authority against the Stockholder Representatives and/or any of the Stockholders and/or the Escrow Deposits, and receive process on behalf of any or all Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Stockholder Representatives may deem advisable or necessary; (iv) settle or compromise any claims asserted under the Escrow Agreement; and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

            (v) to refrain from enforcing any right of the Stockholders or any of them and/or the Stockholder Representatives arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Stockholder Representatives, except as otherwise provided in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representatives or by the Stockholders unless such waiver is in writing signed by the waiving party or by the Stockholder Representatives; and

            (vi) to make, execute, acknowledge and deliver all such other agreement, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

      (b) The Stockholder Representatives shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Stockholder Representatives. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representatives hereunder (A) the Stockholder Representatives shall incur no responsibility whatsoever to any Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (B) the Stockholder Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representatives pursuant to such advice shall in no event subject the Stockholder Representatives to liability to any Stockholders. Each Stockholder shall indemnify, pro rata based upon each Stockholder's Percentage Interest, the Stockholder Representatives against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and



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
the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representatives hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Stockholder Representatives may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholder Representatives hereunder for his or her gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from Stockholder Representatives to the Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Stockholder shall promptly deliver to the Stockholder Representatives full payment of his or her ratable share of the amount of such deficiency, in accordance with such Stockholder's Percentage Interest.

      (c) All of the indemnities, immunities and powers granted to the Stockholder Representatives under this Agreement shall survive the Closing and/or any termination of this Agreement and/or the Merger Agreement and/or the Escrow Agreement.

      (d) Notwithstanding anything herein to the contrary, each Stockholder hereby acknowledges that none of Snyder, Acquisition nor CCG shall have any responsibility or obligation whatsoever to any Stockholder or to any other party with respect to or arising out of any actions taken or any inaction by the Stockholder Representatives and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Stockholder Representatives to, howsoever arising, release the Stockholder Representatives from any liabilities with respect to, Snyder, Acquisition or CCG.

      (e) Snyder shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representatives pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders.

      (f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder; and (ii) shall survive the delivery of an assignment by a Stockholder of the whole or any fraction of his or her interest hereunder, including his or her Percentage Interest.

      (g) Any action taken by the Stockholder Representatives hereunder evidenced by a written instrument shall only be effective if such instrument is executed by both of the Stockholder Representatives (or their designated representatives).




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
                                   ARTICLE 13
                                  MISCELLANEOUS

      13.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Snyder and the Stockholder Representatives; provided, however, that Snyder may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Snyder will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure) and, upon execution of this Agreement, Snyder may issue a public announcement, provided that Snyder shall furnish a draft of the announcement to CCG reasonably in advance of its release and provide CCG an opportunity to consult with Snyder with respect to the contents thereof.

      13.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      13.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of Snyder and the Stockholder Representatives; provided, however, that Snyder may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Snyder nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      13.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.




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
      13.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to CCG:

                  500 W. Putnam Avenue
                  Greenwich, Connecticut
                  Attn:  Corey A. Kupersmith
                  Telecopy:  (203) 629-2561

            With copies to:

                  Brentwood Associates
                  11150 Santa Monica Blvd. (Suite 1200)
                  Los Angeles, CA  90025
                  Attn:  David A. Wong
                  Telecopy:  (310) 477-1011

                  Latham & Watkins
                  633 West 5th Street
                  Los Angeles, CA  90071
                  Attn:  Elizabeth Blendell
                  Telecopy:  (213) 891-8763

                  Winthrop, Stimson, Putnam & Roberts
                  695 E. Main Street
                  Stamford, CT  06904-6760
                  Attn:  Frode Jensen, Esq.
                  Telecopy:  (203) 965-8226




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
            If to Snyder and Acquisition:

                  A. Clayton Perfall
                  Chief Financial Officer
                  Snyder Communications, Inc.
                  Two Democracy Center
                  6903 Rockledge Drive, 15th Floor
                  Bethesda, Maryland  20817
                  Telecopy:  (301) 571-6271

            With a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn:  Norman D. Chirite, Esq.
                  Telecopy:  (212) 310-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      13.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      13.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Snyder, CCG and the Stockholder Representatives. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No such waiver given, or amendment signed, by CCG shall be effective unless the same is accompanied by a resolution of the Board of Directors approving such waiver or execution, as the case may be, by a Supermajority (as defined in the



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
Certificate of Incorporation of CCG), which resolution shall be certified by the Secretary of CCG.

      13.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      13.11 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby ("Transaction Expenses"); provided, however, that any Transaction Expenses incurred by CCG which exceed $600,000 (such excess, the "Excess Transaction Expenses") shall be borne pursuant to Article
11. CCG has not borne and will not bear any of the Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

      13.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      13.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      13.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an



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
injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      13.15 Submission to Jurisdiction; Mediation. (a) Each of the Parties submits to the jurisdiction of any federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

      (b) In connection with any dispute among the Parties arising out of or in connection with this Agreement or any other agreement, instrument or other document delivered pursuant to this Agreement, or any alleged breach hereof or thereof, any Party may elect to utilize a non-binding resolution procedure whereby each party presents its case at a hearing held in New York, New York before a neutral advisor, who shall be selected from the CPR Institute For Dispute Resolution. The Parties shall bear their respective costs incurred in connection with this procedure including the fees and expenses of the neutral advisor. Prior to the hearing, the Parties and the neutral advisor shall use their reasonable best efforts to agree on a set of ground rules for the hearing. At the closing of the hearing, the senior executive officers of the respective Parties shall meet and attempt to resolve the matter. Only after the foregoing procedure has been exhausted shall any Party resort to litigation as the final adjudication of the dispute.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                              SNYDER COMMUNICATIONS, INC.



                              By:  /s/ A. Clayton Perfall
                                   ---------------------------------------------
                                   Name: A. Clayton Perfall
                                   Title: Chief Financial Officer


                              SNYDER CC ACQUISITION, INC.



                              By:  /s/ A. Clayton Perfall
                                   ---------------------------------------------
                                   Name: A. Clayton Perfall
                                   Title: Chief Financial Officer


                              CLINICAL COMMUNICATIONS GROUP INC.



                              By:  /s/ Corey Kupersmith
                                   ---------------------------------------------
                                   Name: Corey Kupersmith
                                   Title: President and Chief Executive Officer